Exhibit 4.1

THIS NOTE AND THE UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

BRANCHOUT FOOD INC.

12% Senior Secured Convertible Promissory Note

$3,400,000	July 23, 2024 (the “Issue Date”)

FOR VALUE RECEIVED, BRANCHOUT FOOD, INC., a Nevada corporation (the “Company”) with its principal executive office at 205 SE Davis Ave., Suite C, Bend, Oregon 97702, promises to pay to the order of Kaufman Kapital LLC, a Delaware limited liability company, or its registered assigns (the “Holder” or “Payee”), the principal amount of Three Million Four Hundred Thousand Dollars ($3,400,000), or such lesser amount as shall equal the aggregate unpaid principal amount of the loans made by Payee to the Company hereunder (the “Principal Amount”), together with interest on such Principal Amount, on the earlier of (i) December 31, 2025, (ii) the closing by the Company of the next sale (or series of related sales), of equity or debt securities in which the Company receives aggregate gross proceeds of at least Five Million Dollars ($5,000,000.00) (which shall exclude the financing under the Securities Purchase Agreement, and pursuant to the $525,000 offering of common stock and warrants consummated on or after July 15, 2024 and on or prior to the date hereof and any refinancing of existing indebtedness), or (iii) (x) the sale of more than 50% of the total outstanding equity of the Company in a non-public sale, (y) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (I) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors or other comparable control group of the surviving entity immediately after such transaction, or (II) persons who hold a majority of the voting equity of the surviving entity immediately after such transaction are not persons who directly or indirectly held a majority of the voting equity of the Company immediately prior to such transaction, or (z) the sale or exclusive license of substantially all of the assets of the Company (the earliest of such dates being the “Maturity Date”). Interest on this Senior Secured Convertible Promissory Note (this “Note”) shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof. This Note evidences an initial loan made by the Payee to the Company in the amount of $2,000,000 on the Issue Date pursuant to the Securities Purchase Agreement (as defined below), and may evidence up to an additional $1,400,000 in loans to be made by the Holder following the date hereof pursuant to the Securities Purchase Agreement.

This Note has been issued pursuant to a Securities Purchase Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Securities Purchase Agreement”) entered into between the Company and the Payee, and is secured by a Security Agreement (as amended, supplemented, restated or otherwise modified from time to time the “Security Agreement”) covering certain collateral (the “Collateral”), and the intercreditor agreement executed in connection therewith, all as more particularly described and provided therein, and is entitled to the benefits thereof. The Security Agreement and any and all other documents executed and delivered by the Company under which Payee is granted liens, or liens are perfected, on assets of the Company in connection with the transactions contemplated by the Securities Purchase Agreement are collectively referred to as the “Security Documents.” Unless otherwise defined in this Note, capitalized terms used herein shall have the meanings set forth in the Securities Purchase Agreement.

1. Principal Repayment

A. Optional Prepayment. Subject to Section 1B, at any time from and after the date on which Shareholder Approval has been obtained by the Company, the Company may prepay this Note, without premium or penalty, in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid.

B. Notice of Prepayment. Before the Company shall be permitted to prepay this Note pursuant to 1A hereof, the Company shall provide ten (10) Business Days prior notice to the Payee of its intent to make such prepayment, which notice shall state the date and amount of such prepayment (the “Prepayment Date”). The Payee shall have the option at any time prior to the Prepayment Date to elect to convert this Note pursuant to Section 5 below.

2. Computation and Payment of Interest.

A. Base Interest Rate. Subject to Sections 2B and 2C below, the outstanding Principal Amount shall bear interest at the rate of twelve (12%) percent per annum (the “Initial Interest Rate”); provided that, subject to Sections 2B and 2C below, outstanding Principal Amount shall bear interest at a rate equal to the sum of the Initial Interest Rate plus six percent (6.0%) per annum, commencing on January 1, 2025, if Shareholder Approval has not been obtained by the Company on or before December 31, 2024.

B. Default Interest. Upon the occurrence an Event of Default (as defined below), the rate of interest applicable to the unpaid Principal Amount shall be increased to twenty four percent (24%) per annum, until such time as such Event of Default has been cured. It is understood and agreed that such interest rate is payable upon demand and is not a penalty.

C. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

D. Payment of Interest. Interest shall accrue and be paid in lump-sum payment on the Maturity Date (or any earlier date of payment).

3. Covenants of Company.

A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, unless it has otherwise obtained the prior written consent of the Holder, it will perform the obligations set forth in this Section 3A:

(i) Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles with respect to any such tax, assessment, charge, levy or claim so contested, so long as no liens arise in connection with any non-payment;

(ii) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, all necessary rights and franchises and comply in all material respects with all laws applicable to the Company;

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(iii) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default;

(iv) The Company will promptly provide to the Holder all information pertaining to the Company, and its properties, operations and business, or related to this Note and the documents, instruments and agreements in connection therewith, reasonably requested by Holder from time to time;

(v) The Company shall provide a copy of all materials sent to the Board of Directors, and to the holders of indebtedness. At the request of the Holder, the Company shall allow the Holder to be or appoint a board observer to attend and observe all board meetings;

(vi) The Company will duly and punctually pay and/or perform its obligations under this Note;

(vii) The Company will preserve and maintain its existence and all of its leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices;

(viii) Holder shall be entitled to receive, as soon as available, and in any event within 45 days after the end of each fiscal quarter, reviewed consolidated balance sheets of the Company and its subsidiaries, unaudited consolidated statements of income, cash flows, and stockholders’ equity for each such quarterly period and for the current fiscal year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto); provided that the Company shall have satisfied this obligation by timely filing with the SEC its Quarterly Reports on Form 10-Q;

(ix) Holder shall be entitled to receive, as soon as available, and in any event within ninety (90) days of the end of each fiscal year, reviewed consolidated balance sheets of the Company and its subsidiaries as at the end of each such fiscal year and reviewed consolidated statements of income, cash flows, and stockholders’ equity for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year, of certified public certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby; provided that the Company shall have satisfied this obligation by timely filing with the SEC its Annual Reports on Form 10-K;

(x) Upon reasonable notice from Holder, the Company at Company’s expense shall, and shall cause its directors, officers, and employees to, afford Holder and its representatives reasonable access during normal business hours to (i) the properties, offices, plants, and other facilities of the Company and its subsidiaries, (ji) the corporate, financial and similar records, reports, and documents of the Company and its subsidiaries, and (iii) the officers, senior employees, and public accountants of the Company and its subsidiaries, and to afford Holder and its representatives the opportunity to discuss and advise on the affairs, finances, and accounts of the Company and its subsidiaries with their officers, senior employees, and public accountants (and the Company hereby authorizes said accountants to discuss with Holder and its representatives such affairs, finances, and accounts);

(xi) Upon Holder’s request, not later than thirty (30) days prior to the commencement of each fiscal year, the Company shall prepare and provide to Holder an annual operating budget for the Company and its subsidiaries in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections, and projected income and profit and loss projections, all itemized in reasonable detail; and

(xii) The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of a Warrant shares of Common Stock, as from time to time shall be issuable upon the exercise of such Warrant. The Company covenants and agrees that all such shares of Common Stock that may be issued upon the exercise of the rights represented by such Warrant will, upon issuance, be duly authorized, validly issued, fully paid (assuming payment of the exercise price by Holder) and nonassessable and free from all preemptive rights and free of all taxes, liens and charges with respect to the issue thereof. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the securities of the Company may be listed.

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B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, unless it has otherwise obtained the prior written consent of the Holder, it will perform the obligations set forth in this Section 3B:

(i) Liquidation, Dissolution. The Company will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity without the prior written consent of Payee;

(ii) Sales of Assets. The Company will not, other than in the ordinary course of business, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, its properties or assets material to the Company’s business to any person or entity;

(iii) Indebtedness. The Company will hereafter not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness, provided, that this covenant shall not apply to (w) the Senior Secured Notes of the Company outstanding on the date hereof (it being expressly agreed that the issuance of any additional Senior Secured Notes shall require the Holder’s consent), (x) the Company’s indebtedness to the United States Small Business Administration (“SBA”) pursuant to a $34,500 Promissory Note issued to the SBA, (y) capitalized leases approved in advance by Holder, or (z) purchase money indebtedness approved in advance by Holder (secured solely by Liens on the equipment or assets leased or purchased);

(v) Negative Pledge. The Company will not hereafter create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a “Lien”) upon any of its property, revenues or assets, whether now owned or hereafter acquired, except any of the following (collectively, “Permitted Liens”):

(a) Liens existing on the date hereof in favor of holders of the Company’s Senior Secured Promissory Notes, which are pari passu with or junior to the Lien of the Holder securing the Company’s obligations under this Note;

(b) Liens granted to secure indebtedness incurred (i) that is permitted under Section 3B(iii) above, (ii) to finance the acquisition (whether by purchase or capitalized lease) of tangible assets or (iii) under equipment leases or purchase money indebtedness, but in each case, only on the assets acquired with the proceeds of such indebtedness;

(c) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue ; and

(e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(vi) Dividends. The Company will not declare or pay any dividends or distributions on its outstanding capital stock;

(vii) Affiliate Transactions. The Company will not enter into or suffer to exist any transaction with any employee, officer, director, shareholder of the Company or any affiliate of the Company except transactions in the ordinary course of business on arms’ length terms; and

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(viii) Claims. The Company will not waive any material term of a material contract, instrument or agreement or enter into or modify any material contract, instrument or agreement, or bring or settle any material claim or litigation, without the prior consent of the Holder.

4. Events of Default.

If any of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation by law or otherwise) (each, an “Event of Default”):

(i) Non-Payment of Obligations. The Company shall default in the payment of the principal of this Note as and when the same shall become due and payable (whether by acceleration or otherwise) or shall fail to pay accrued interest on this Note within five (5) business days of when the same shall become due and payable (whether by acceleration or otherwise);

(ii) Non-Performance of Affirmative Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 3A;

(iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 3B;

(iv) Bankruptcy, Insolvency, Etc. The Company (or any of its subsidiaries) shall:

(a) admit in writing its inability to pay its debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

(e) take any corporate or other action authorizing, or in furtherance of, any of the foregoing;

(v) Cross-Default. The Company shall default in the payment when due, or otherwise default in the performance, after the expiration of any applicable grace period, of any amount payable under the Existing Notes Documents, or any other obligation of the Company for money borrowed (including capital leases and purchase money financing) in excess of $100,000, or there occurs any “event of default” or similar circumstance or event entitling the holder thereof to accelerate the obligations thereunder or to exercise rights and remedies, or the Existing Notes Documents become due and payable prior to the payment in full of the obligations hereunder;

(vi) Other Breaches, Defaults. The Company shall default or be in breach of any term or provision of this Note, any other Transaction Document (as defined in the Securities Purchase Agreement), or any representation or warranty made by the Company to the Payee in any Transaction Document shall be materially false or misleading;

(vii) Security Documents. The Security Documents shall fail to create a valid and perfected Lien in and to any Collateral or if the Company or any grantor breaches the terms thereof; or

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(viii) Intercreditor Agreement. The Company shall make any payment with respect to the obligations under the Existing Notes Documents, or shall have permitted any of its Subsidiaries to make any such payment, except in compliance with the terms of the Intercreditor Agreement, or shall have amended any provision of any document evidencing such Existing Notes Documents, except in compliance with the terms of the Intercreditor Agreement, or amend any provision affecting the Holder’s rights contained in any documentation relating to the Existing Notes Documents, or if any party breaches or contests the validity of or of any material provision of the Intercreditor Agreement.

then, and in any such event, the Holder may take or cause to be taken any or all of the following actions, without prejudice to the rights of Payee to enforce its claims against the Company: (1) declare the principal of and any accrued interest and all other amounts payable under this Note to be due and payable, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (2) proceed to enforce or cause to be enforced any remedies provided under the Security Agreement, and (3) exercise any other remedies available at law or in equity, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note; provided, that upon the occurrence of any Event of Default referred to in Section 4(iv) then (without prejudice to the rights and remedies specified in clause (3) above) automatically, without notice, demand or any other act by any Holder, the principal of and any accrued interest and all other amounts payable under this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, anything contained in this Note to the contrary notwithstanding. No remedy conferred in this Note upon any Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise.

5. Conversion of Note.

A. Optional Conversion. The Holder of this Note shall have the option, at any time and from time to time, to convert all or any portion of the outstanding Principal Amount of this Note plus all accrued and unpaid interest thereon (such Principal Amount and accrued and unpaid interest to be so converted the “Conversion Amount”) into shares of common stock, par value $0.001 per share (“Common Stock”), of the Company at an initial conversion price per share equal to $0.7582 per share (the “Conversion Price”), subject to adjustment as provided in subsection 5E below. The shares of Common Stock issuable upon conversion of this Note at the Conversion Price are referred to herein as the “Conversion Shares.”

B. Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert any portion of this Note until the Company has obtained the approval of the shareholders of the Company for such conversion in accordance with Listing Rule 5635(b) and 5635(d) of The Nasdaq Stock Market, Inc., as applicable, to the extent that, at such time, such approval is required under such Listing Rules for such conversion.

C. Mechanics of Conversion.

(i) Before the Holder of this Note shall be entitled to convert this Note into shares of Common Stock pursuant to Section 5A, such holder shall give written notice to the Company in the form attached hereto as Annex A (“Conversion Notice”), at its principal corporate office, by email, or otherwise, of the election to convert the same and shall state therein the Conversion Amount and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. On or before the third (3rd) business day following the date of receipt of a Conversion Notice, the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate (which may be in electronic form), registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

(ii) All Common Stock which may be issued upon conversion of the Note will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

D. Authorized Shares. At all times the Company shall have authorized and shall have reserved a sufficient number of shares of Common Stock to provide for the conversion of the Notes at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of this Note shall be proportionately increased.

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E. Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of this Note shall be subject to adjustment from time to time upon the happening of certain events as follows:

(i) In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) Whenever the Conversion Price is adjusted pursuant to Subsection (i) above, the number of Conversion Shares issuable upon conversion of this Note shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of this Note by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

(iii) In case of any reorganization, reclassification or change of the Common Stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the Company is the continuing entity), or any consolidation of the Company with, or merger of the Company with or into, any other entity (other than a consolidation or merger in which the Company is the continuing entity), or of any sale of the properties and assets of the Company as, or substantially as, an entirety to any other person or entity, this Note shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a Holder of the number of shares of Common Stock into which this Note would have been converted prior to such transaction. The provisions of this subsection (iii) shall similarly apply to successive reorganizations, reclassifications, changes, consolidations, mergers or sales immediately prior to such reorganization, reclassification, change, consolidation, merger or sale.

6. Amendments and Waivers.

The provisions of this Note may from time to time be amended, modified, supplemented, or waived in the manner provided in the Securities Purchase Agreement.

7. Miscellaneous.

A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of its successors and permitted assigns of the Company and the Payee, respectively, whether so express or not.

B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the conflicts of laws principles thereof.

C. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE’S PURCHASING THIS NOTE.

D. Fees and Expenses. The Company shall pay to or at the direction of the Payee on demand (i) all reasonable and documented out-of-pocket expenses incurred by the Holder and its affiliates (including the fees, charges and disbursements of any counsel for the Holder and its affiliates) in connection with the preparation, negotiation, execution, delivery, and administration of the Securities Purchase Agreement, this Note and the documents, instruments and agreements in connection herewith, and any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (provided that the Company’s obligation to reimburse Holder for legal fees for the initial Closing is limited to the lesser of (x) $75,000 and (y) 75% of such legal fees ), (ii) all out-of-pocket expenses incurred by Holder and its affiliates, including the fees, charges and disbursements of any counsel for the such persons, in connection with the enforcement or protection of its rights (A) in connection with the Securities Purchase Agreement, this Note, and the documents, instruments and agreements in connection herewith, or (B) in connection with any advance or credit accommodations made to or for the benefit of the Company, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such advances and accommodations, the common stock issued in conversion of the Notes or exercise of the warrants, and the documents, instruments and agreements in connection herewith and therewith.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

BRANCHOUT FOOD INC.

By:	/s/ Eric Healy
Name:	Eric Healy
Title:	Chief Executive Officer

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ANNEX A

CONVERSION NOTICE

The undersigned hereby elects to convert principal and/or interest under the 12% Senior Secured Convertible Promissory Note, issued as of July __, 2024 (the “Note”) of Branchout Food Inc., a Nevada corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof and the Note, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ___________________________________

Principal Amount of Note to be Converted: _______________________

Amount of Interest of Note to be Converted: ____________________

Number of shares of Common Stock to be issued:_________________

________________________________________________________

Signature: _______________________________________________

Name: __________________________________________________

Address for Delivery of Common Stock Certificates: _______________
________________________________________________________
________________________________________________________

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